Exhibit 95.1
Mine Safety Disclosures

The following disclosures relate only to the Kosse Strip mine (the "Mine") and reflect citations and orders issued to the company by the Federal Mine Safety and Health Administration ("MSHA") during the year ended December 31, 2025. Fluor does not act as the owner of the Mine, but may act as an “operator” as defined under the Federal Mine Safety and Health Act of 1977 where Fluor performs services or construction as an independent contractor at the Mine. The proposed assessments for the year ended December 31, 2025 were taken from the MSHA data retrieval system as of January 5, 2026.

During the year ended December 31, 2025, the MHSA proposed assessments totaling $319. The company instituted two legal actions and resolved four legal actions before the Federal Mine Safety and Health Review Commission (“Review Commission”). Two legal actions were pending before the Review Commission as of December 31, 2025.

The company has no other disclosures to report under Section 1503 for the period covered by this report.